Exhibit 5.1

Amended and Restated Articles of Incorporation of Bradley Pharmaceuticals

AMENDED AND RESTATED CERTIFICATE OF INCORPORATION

OF

BRADLEY PHARMACEUTICALS, INC.

Pursuant to Sections 242 and 245
of the General Corporate Law of the State of Delaware

        Bradley Pharmaceuticals, Inc., a corporation organized under the General Corporation Law of the State of Delaware (the “DGCL”), hereby certifies that:

        FIRST:    The name of the corporation is Bradley Pharmaceuticals, Inc. (the “Corporation”), which is the name under which the Corporation was originally incorporated. The certificate of incorporation of the Corporation was filed with the Secretary of State of the State of Delaware on May 15, 1998 (the “Certificate of Incorporation”).

        SECOND:    The Certificate of Incorporation is hereby amended and restated in its entirety by striking out all the Articles thereof and by substituting in lieu thereof the following Articles:

1. Name. The name of the corporation is Bradley Pharmaceuticals, Inc. (the “Corporation”).

2. Registered Office and Registered Agent. The address of the registered office of the Corporation in Delaware is c/o Corporation Service Company, 2711 Centerville Road, Suite 400, Wilmington, DE 19808, County of New Castle, and the name of its registered agent at that address is Corporation Service Company.

3. Purpose. The purpose of the Corporation is to engage in any lawful act or activity for which corporations may be organized under the General Corporation Law.

4. Capital Stock. The total number of shares that the Corporation is authorized to issue is 100 shares of common stock, $0.01 par value.

5. Bylaws. The board of directors of the Corporation is expressly authorized to adopt, amend or repeal bylaws of the Corporation.

6. Limitation of Directors’ Liability; Indemnification. The liability of the directors and stockholders of the Corporation for monetary damages shall be eliminated to the fullest extent permitted by law. The Corporation is authorized to indemnify (and advance expenses to) its directors and officers to the fullest extent permitted by law. Neither the amendment, modification or repeal of this Article nor the adoption of any provision in this Certificate of Incorporation inconsistent with this Article shall adversely affect any right or protection of a director or officer of the Corporation with respect to any act or omission that occurred prior to the time of such amendment, modification, repeal or adoption.

7. Elections of Directors. Elections of directors need not be by written ballot unless the bylaws of the Corporation shall so provide.

8. Removal of Directors. The stockholders of the Corporation may remove directors without cause.

        THIRD:    The Certificate of Incorporation, as amended herein, is hereby restated and integrated into the single instrument without any additional amendments.

        FOURTH:    The foregoing amendments and restatement of the Certificate of Incorporation were duly adopted by the sole stockholder of the Corporation in accordance with the provisions of Section 228 of the DGCL.

        FIFTH:    The foregoing amendments and restatement were duly adopted in accordance with the provisions of Sections 242 and 245 of the DGCL.

        IN WITNESS WHEREOF, this Amended and restated Certificate of Incorporation has been executed by a duly authorized officer of the Corporation on this 21st day of February, 2008.

BRADLEY PHARMACEUTICALS, INC.

By:	s/ Paul B. McGarty
Name: Paul B. McGarty Title: President and Chief Executive Officer